EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Science and Engineering, Inc. Receives $25 Million Follow-on Order for Z
Portal and OmniView Systems to Secure Critical Infrastructure in Middle East

X-ray Inspection Systems to Scan Vehicles and Trucks Entering High-Risk Facility for Explosive Threats and Contraband

BILLERICA, Mass. — May 19, 2009 — American Science and Engineering, Inc. (AS&E®) (NASDAQ: ASEI), a leading worldwide supplier of innovative X-ray detection solutions, announced today that it has received a $25 million follow-on order for a Middle East client for multiple Z Portal® cargo and vehicle screening systems and OmniView™ Gantry cargo inspection system to protect critical infrastructure in the region. AS&E’s Z Portal and OmniView systems will scan vehicles and trucks entering a high-risk facility in the Middle East for explosive threats and contraband.

“This is a breakthrough critical infrastructure order for us, and demonstrates the value that AS&E solutions provide for high-risk facilities in the Middle East and around the world,” said Anthony Fabiano, AS&E President and CEO. “Protecting critical infrastructure is a key element of homeland security for every nation, and we are pleased to work with this client to provide fully integrated solutions to protect this high-threat facility with our proprietary Z Backscatter™ and Shaped Energy® technologies.”

AS&E has a full range of leading-edge, industry-proven security screening solutions for critical infrastructure that is essential to the function of governments and national defense organizations around the world. Securing these facilities is crucial to protect the safe operation of facilities for electricity, telecommunications, transportation, water supplies, military, police, banking, hospitals, heating, agriculture, oil and gas refineries, and national monuments. AS&E systems for cargo, parcel, and personnel screening are deployed worldwide, helping large governments and corporations protect their vital assets.

AS&E’s Z Portal® Cargo & Vehicle Screening System: High-Throughput, Drive-Through Inspection

The Z Portal system is the most comprehensive screening system available with multi-view, drive-through screening for left, right, and top-down imaging of cars, vans, trucks, and their cargo. Z Portal’s patented Z Backscatter technology produces photo-like images for superior detection capability of plastic and liquid explosives, narcotics, plastics weapons, drugs, stowaways, and alcohol. With its compact design, the Z Portal system is ideal for high-traffic locations with space constraints and a high-throughput requirement and is safe for drivers, operators, cargo, and the environment. The relocatable screening system is available in two sizes — one for large trucks, buses, and cargo vehicles, and a smaller size for passenger vehicles. Customers include U.S. Department of Defense, U.S. Customs and Border Protection, and NATO.

AS&E’s OmniView™ Gantry Cargo & Vehicle Inspection System: High Penetration into Dense Cargo

The OmniView Gantry System is the only multi-view relocatable system available today that combines high-energy transmission inspection plus multiple Z Backscatter X-ray views. OmniView’s Shaped Energy technology provides high penetration into complex cargo and dense objects — up to 14 inches (350 mm) of steel — without an exterior building or heavy shielding. Combined with its three-sided multi-view Z Backscatter imaging, OmniView’s combination of technologies delivers the most reliable means of detecting contraband and threatening materials such as weapons and explosives hidden in cargo containers, tankers, and large vehicles. Customers include NATO, Abu Dhabi Customs, U.S. Navy, and Port of Charleston as part of a U.S. Department of Justice-sponsored program.

About AS&E®

American Science and Engineering, Inc. (AS&E) is the leading worldwide supplier of innovative X-ray inspection systems. With over 50 years of experience in developing advanced X-ray security systems, the Company’s product line utilizes a combination of technologies, including patented Z Backscatter technology, Radioactive Threat Detection (RTD), high energy transmission and dual energy transmission X-ray. These technologies offer superior X-ray threat detection for plastic explosives, plastic weapons, liquid explosives, dirty bombs and nuclear devices. AS&E’s complete range of products include cargo inspection systems for port and border security, baggage screening systems for facility and aviation security, and personnel and passenger screening systems. AS&E systems protect high-threat facilities and help combat terrorism and trade fraud, drug smuggling, weapon smuggling, and illegal immigration and people smuggling. AS&E customers include leading government agencies, border authorities, military bases, airports and corporations worldwide, including the U.S. Department of Homeland Security (DHS), U.S. Department of Defense (DoD), U.S. Customs and Border Protection (CBP), North Atlantic Treaty Organization (NATO), HM Revenue & Customs (U.K.), Hong Kong Customs, and Abu Dhabi Customs. For more information on AS&E products and technologies, please visit www.as-e.com.

Public Relations Contact:

Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc.
978-440-8392	978-262-8700
dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth, and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.